Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Second Quarter 2018 Financial Results

Menlo Park, Calif. –  August 2, 2018 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its second quarter ended June 30, 2018.

Total revenue for the second quarter of 2018 was $21.6 million, compared to $20.1 million for the second quarter of 2017.

Gross profit for the second quarter of 2018 was $8.9 million, resulting in a gross margin of 41.1%. Gross profit for the second quarter of 2017 was $8.0 million, resulting in a gross margin of 39.9%.

Operating expenses for the second quarter of 2018 totaled $30.6 million, compared to $32.4 million for the second quarter of 2017. Operating expenses for the second quarter of 2018 and 2017 included non-cash stock-based compensation of $4.6 million and $4.4 million, respectively.

Net loss for the second quarter of 2018 was $22.5 million, compared to $25.5 million for the second quarter of 2017.

Cash, cash equivalents and investments, excluding restricted cash, at June 30, 2018 totaled $63.5 million, compared to $62.9 million at December 31, 2017.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its second quarter ended June 30, 2018 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330, using Conference ID # 2075988. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products, future uses, quality or performance of, or benefits of using, products or technologies and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

Three Months Ended June 30,			Six Months Ended June 30,
2018		2017	2018	2017
Revenue:
Product revenue	$18,485	$16,548	$34,767	$37,842
Service and other revenue	3,093	3,525	6,173	7,146
Total revenue	21,578	20,073	40,940	44,988
Cost of Revenue:
Cost of product revenue	9,858	8,155	18,877	19,517
Cost of service and other revenue	2,858	3,917	5,905	8,533
Total cost of revenue	12,716	12,072	24,782	28,050
Gross profit	8,862	8,001	16,158	16,938
Operating Expense:
Research and development	15,664	16,883	31,975	33,854
Sales, general and administrative	14,943	15,505	29,877	30,770
Total operating expense	30,607	32,388	61,852	64,624
Operating loss	(21,745)	(24,387)	(45,694)	(47,686)
Interest expense	(598)	(826)	(1,179)	(1,664)
Other income (expense), net	(197)	(326)	154	(56)
Net loss	$(22,540)	$(25,539)	$(46,719)	$(49,406)
Basic and diluted net loss per share	$(0.17)	$(0.26)	$(0.37)	$(0.52)
Shares used in computing basic and diluted net loss per share	131,882	97,360	127,847	95,177

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	June 30,	December 31,
	2018	2017
Assets
Cash and investments	$63,491	$62,872
Accounts receivable	7,446	13,433
Inventory	23,440	23,065
Prepaid and other current assets	2,035	2,249
Property and equipment	36,103	37,920
Long-term restricted cash	4,500	4,500
Other long-term Assets	43	45
Total Assets	$137,058	$144,084

Liabilities and Stockholders' Equity
Accounts payable	$4,169	$9,093
Accrued expenses	10,935	12,618
Deferred service revenue	7,469	7,394
Deferred rent	14,106	14,453
Other liabilities	744	605
Financing derivative	40	183
Notes payable	14,121	13,635
Stockholders' equity	85,474	86,103
Total Liabilities and Stockholders' Equity	$137,058	$144,084